Exhibit 77(I)

                       Terms of New or Amended Securities

1. At its October 11, 2005 meeting, the Board of Trustees of ING Equity Trust approved the establishment of ING Fundamental Research Fund, and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to ING Equity Trust's registration statement registering shares of the Fund. At the November 10, 2005 Board Meeting, the Board approved the standard agreements, plans and procedures relevant to the establishment of the Fund.

2. At its October 11, 2005 meeting, the Board of Trustees of ING Equity Trust approved the establishment of ING Opportunistic LargeCap Fund, and approved the filing with the U.S. Securities and Exchange Commission of a post-effective amendment to ING Equity Trust's registration statement registering shares of the Fund. At the November 10, 2005 Board Meeting, the Board approved the standard agreements, plans and procedures relevant to the establishment of the Fund.

3. At the November 10, 2005 meeting, the Board approved ING Funds Distributor, LLC's ("IFD") waiving of the distribution fee payable to IFD under the Fourth Amended and Restated Distribution and Service Plan for Class A Shares of ING Disciplined LargeCap Fund, ING MidCap Opportunities Fund and ING SmallCap Opportunities Fund (the "Funds"), each a series of ING Equity Trust, of 0.05% of the average daily net assets attributable to Class A Shares of the Funds for the period from January 1, 2006 through and including December 31, 2006.

4. At the September 15, 2005 meeting, the Board approved ING Funds Distributor, LLC's ("IFD") waiving of the distribution fee payable to IFD under the Service and Distribution Plan for Class A Shares of ING Financial Services Fund (the "Fund"), a series of ING Equity Trust, of 0.10% of the average daily net assets attributable to Class A Shares of the Fund for the period from October 1, 2005 through and including October 1, 2006.